    As filed with the Securities and Exchange Commission on July 10, 1996.
                                                 Registration No. 333-__________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                                MED/WASTE, INC.
             (Exact name of registrant as specified in its charter)

                      Delaware                                                    65-0297759
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)

                        3890 N.W. 132nd Street, Suite K
                            Opa Locka, Florida 33054
                                 (305) 688-3931
  (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -------------------------

                                MICHAEL D. ELKIN
                                MED/WASTE, INC.
                        3890 N.W. 132nd Street, Suite K
                            Opa Locka, Florida 33054
                                 (305) 688-3931
  (Name and address, including zip code, and telephone number, including area code, of agents for service)

                                With a Copy to:
                             BRYAN W. BAUMAN, ESQ.
                    Wallace, Bauman, Fodiman & Shannon, P.A.
                   2222 Ponce de Leon Boulevard, Sixth Floor
                          Coral Gables, Florida 33134
                                 (305) 444-9991

                             --------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

                             --------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED             SHARE(1)             PRICE(1)            REGISTRATION FEE
   ---------------------------        ------------       ------------------   -------------------      -----------------
       Common Stock, par value          479,139               $4.375             $2,096,233.13             $722.84
       $0.001 per share

(1) Pursuant to Rule 457(c), the fee is calculated on the basis of the average of the bid and asked prices on July 8, 1996 on the NASDAQ Small Cap Market for the Common Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K



Item
No.        Form S-3 Caption                                  Prospectus Caption
- -----      -------------------------------------------       ----------------------------------------
  1        Forepart of the Registration Statement and        Cover of Registration Statement,
           Outside Front Cover Page of Prospectus  . .       Outside Front Cover Page of Prospectus

  2        Inside Front and Outside Back Cover Page of       Available Information; Document
           Prospectus  . . . . . . . . . . . . . . . .       Incorporated By Reference; Table of
                                                             Contents
  3        Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges  . . . . . . .       The Company; Risk Factors

  4        Use of Proceeds . . . . . . . . . . . . . .       Use of Proceeds

  5        Determination of Offering . . . . . . . . .       Cover Page of Prospectus; Plan of
                                                             Distribution

  6        Dilution  . . . . . . . . . . . . . . . . .       Not Applicable

  7        Selling Security Holders  . . . . . . . . .       Selling Stockholders

  8        Plan of Distribution  . . . . . . . . . . .       Plan of Distribution

  9        Description of Securities to be Registered        Description of Securities

 10        Interests of Named Experts and Counsel  . .       Legal Matters; Experts

 11        Material Changes  . . . . . . . . . . . . .       Not Applicable

 12        Incorporation of Certain Information by
           Reference . . . . . . . . . . . . . . . . .       Documents Incorporated by Reference

 13        Disclosure of Commission Position on
           Indemnification for Securities Act                Indemnification
           Liabilities . . . . . . . . . . . . . . . .

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                     Subject to Completion -- July 10, 1996

                                 479,139 Shares

                                MED/WASTE, INC.

                                  Common Stock
                          ($0.001 par value per share)

             This Prospectus relates to the public offering of up to 479,139 shares of common stock, $0.001 par value per share (the "Common Stock"), of Med/Waste, Inc. (the "Company"). All of the Shares offered hereby may be sold from time to time by the stockholders described herein (each a "Selling Stockholder," collectively the "Selling Stockholders") in transactions in which they and any broker-dealer through whom such Common Stock are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Selling Shareholders are not restricted in the price or prices at which they may sell the Common Stock. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Stock as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

             Of the Common Stock being registered hereby, 308,139 shares are issuable upon exercise of common stock purchase warrants (the "Warrants") originally issued by the Company in a private offering completed in March 1992, 106,000 shares are issuable upon exercise of options granted to certain individuals and 65,000 shares are issuable upon exercise of other warrants. The Company will not receive any of the proceeds from the sale of the Common Stock, but will pay the expenses incurred in registering the Shares, including legal and accounting fees. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholder. The Company would receive an aggregate of $1,170,158 in gross proceeds from the exercise of the warrants and options and other warrants. Selling Stockholders will bear all other expenses of this offering, including brokerage fees, any underwriting discounts or commissions.

             Each Warrant entitled the holder to purchase one (1) share of Common Stock at an exercise price of $2.40 per share until August 31, 1996. The outstanding Options and other warrants entitle the respective holders to purchase one share of Common Stock and have exercise prices ranging from $2.125 to $2.625 per share. On July 8, 1996, the Company had 1,892,826 shares of its Common Stock outstanding.

             Prospective purchasers should carefully consider the matters set forth under the caption "Risk Factors" located on page 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

The Common Stock is included for quotation on the NASDAQ Small Cap Market ("NASDAQ") under the symbol "MWDS." The last reported sale price of the Common Stock on NASDAQ on July 8, 1996 was $4.375 per share.


              The date of this Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is included for quotation on the NASDAQ Small Cap Market and these reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, inc., 1735 K Street, N.W., Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

              The following documents heretofore filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995;
(ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; and (iii) the Company's Proxy Statement dated March 22, 1996 for the Company's annual meeting of Shareholders held on May 14, 1996.

              All documents filed by the Company pursuant to Sections 13(a),13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing these documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

              THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MICHAEL D. ELKIN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 3890 N.W. 132ND STREET, SUITE K, OPA LOCKA, FLORIDA 33054 (TELEPHONE:
(305) 688-3931).

                                  THE COMPANY

              Med/Waste, Inc. (the "Company") was incorporated in November 1991 under the laws of the State of Delaware. The Company provides medical waste management and commercial cleaning services through its wholly owned subsidiaries, Safety Disposal System, Inc. ("SDS") and The Kover Group, Inc. ("Kover").

              SDS provides collection, transportation, treating, tracking and related services for the disposal of medical waste throughout Florida. Medical waste is generally any waste which may cause an infectious disease or can reasonably be suspected of harboring pathogenic organisms. Medical waste includes predominantly all material that comes in contact with human and animal body fluids.

              Nationally, most medical waste is disposed of by incineration. However, more stringent government regulation and a generally negative public attitude toward nearby incineration facilities have resulted in a declining number of incineration disposal facilities. Relatively few newly permitted incineration facilities have opened due to the significant cost of compliance with new environmental legislation. The trend against incinerator facilities has encouraged the development and commercial use of a variety of environmentally acceptable alternative disposal techniques.

              SDS collects medical waste from medical waste generators, including hospitals, clinics, medical and dental offices, veterinarians, laboratories, funeral homes, home health agencies and others. In addition to medical waste collection, SDS provides programs to assist customers to promote safe handling of medical waste and comply with federal and state requirements applicable to their operations.

              SDS supplies, installs and oversees the operations of on-site autoclaves at large quantity generators, typically hospitals. The autoclaves treat the medical waste through sterilization, allowing most of such waste to be handled and disposed of as solid waste. Management believes that autoclaves can reduce each hospital's medical waste by up to 90%, thus significantly reducing the expense of disposal both due to decreased volume and the significant cost savings of disposing of solid, versus medical waste. Hospitals either purchase or lease the autoclave and related equipment. During the term of the lease the Company provides maintenance and support of the autoclave on-site and collects the treated waste and transports it for ultimate disposal at a local landfill.

              Kover is engaged in the business of offering, selling and servicing franchises for commercial building cleaning services through the trade name "Coverall Cleaning Concepts". Kover is a service franchisor of Coverall North America, Inc. ("CNA") in the metropolitan area of Cleveland, Ohio and South Florida.

              As of 1995, the annual sales related to commercial cleaning services in the United States amounted to approximately $38 billion. There are over 45,000 and 65,000 locations within the Cleveland, Ohio and South Florida markets, respectively, which require building cleaning services. It is estimated that the market for commercial cleaning services increases approximately five percent (5%) per year. Kover's franchisees currently service over 1,600 accounts in the two regions.

              Kover is a service franchisee of CNA. CNA operates a business engaged in the offer and sale of three types of franchises, each of which is related to commercial building cleaning services using the trade name "Coverall". The three types of franchises are janitorial franchises, limited area franchises and services franchises. Kover is a service franchisee of CNA in the metropolitan areas of Cleveland, Ohio and South Florida. Kover has the exclusive right to sell janitorial franchises using the Coverall Cleaning Concept in these metropolitan areas. Kover is required to pay CNA royalty fees and three to four and one-half percent of monthly revenues. Kover uses the Coverall name, design and business plan to conduct and promote its independent business of offering, selling and servicing janitorial franchises pursuant to written agreements between Kover and its janitorial franchisees. Kover maintains a small staff to perform emergency cleaning services and temporary cleaning services for accounts being transferred from one franchisee to another. Most cleaning services are provided to commercial customers through independent franchisees.

              Kover sells franchises for janitorial services in the metropolitan territories of South Florida and Cleveland, Ohio. As of March 31, 1996, Kover had in operation approximately 350 janitorial franchises. As of that date, CNA and its other service franchisees had an additional approximately 900 janitorial franchises in operation located in 15 states, as well as in Canada, United Kingdom, South Africa, Spain and Thailand.

              The Company is a Delaware corporation with its principal executive offices located at 3890 N.W. 132nd Street, Suite K, Opa Locka, Florida 33054, (305) 688-3931.


                                  RISK FACTORS

              An investment in the Common Stock offered hereby involve a certain degree of risk. Prospective investors should carefully consider the following, as well as all of the other information set forth elsewhere in this Prospectus, before making a decision to purchase any shares of Common Stock offered by this Prospectus.

              IMPACT OF GOVERNMENT REGULATION. The Company operates within the medical waste disposal industry, which is subject to extensive and frequently changing local, state and federal laws. This statutory and regulatory framework imposes compliance burdens and risks on the Company, including requirements to obtain and maintain government permits. The transport, treatment and disposal of medical waste is subject to packaging, labeling, handling, notice and reporting requirements, as well as requirements pertaining to transporter registration, transportation handling procedures and the preparation of shipping papers. State and local regulations vary from location to location and constantly change. State and local regulations may pose insurmountable barriers, financial or otherwise, to the opening and operation of facilities in states where the Company intends to operate its business. The Company believes that it is currently in compliance in all material respects with all applicable laws and regulations governing its business and has all appropriate government permits to operate its existing business, including those required for the operation of its transfer stations. However, the addition of new, or amendments to existing, statutes and regulations could require the Company to continually modify its methods of operations at costs that could be substantial. Further, since the Company intends to operate its own medical waste treatment facilities, it will be subject to additional permitting requirements at each such location. The permitting process is complex and time consuming and is generally opposed by local residents. Even after permits are issued, opposition groups may attempt to compel regulators through court proceedings to modify permit conditions or reverse decisions with respect to the initial granting of permits. There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with future environmental and permitting laws either in its present market or in those markets in which it intends to expand. Delays in the permitting process could add significantly to the cost of developing a medical waste treatment facility or transfer station. See "Business -- Government Regulation."

              IMPORTANCE OF GOVERNMENT ENFORCEMENT OF ENVIRONMENTAL REGULATIONS. The business prospects of the medical waste disposal industry are significantly enhanced by the stringent enforcement of handling, transportation, environmental preservation and clean-up requirements by regulatory agencies. Any significant relaxation of regulatory requirements governing medical waste could materially adversely affect the Company's operations. The intensity and breadth of present and future regulation and supervision of medical waste disposal procedures and the impact of technological changes on government regulation cannot be predicted. The level of government enforcement is subject to constantly changing political and budgetary pressures. A significant reduction in government enforcement could have a material adverse effect on the Company's operations.

              INTENSE COMPETITION WITHIN INDUSTRY. The Company operates within the intensely competitive medical waste disposal industry. Competition in the industry has resulted in substantial price reductions in virtually all geographic areas in which the Company operates. There can be no assurance that competitive pressures within the industry will not result in continued or accelerated price reductions. The Company faces competition from several national waste disposal companies and numerous regional and local entities in its present locations and will in the future be confronted with such competition in each location where it intends to expand. Several of these competitors are larger and have substantially greater financial and other resources than the Company and are well entrenched in their respective markets. Among these competitors are Browning-

Ferris Industries, Inc. ("BFI"), WMX Technologies, Inc., Laidlaw Waste Systems, Inc., and USA Waste Services, Inc. The Company's primary competitor is BFI. There can be no assurance that the Company will be able to profitably compete with such other entities.

              POTENTIAL LIABILITY AND INSURANCE. The medical waste disposal industry involves potentially significant risks of statutory, contractual, tort and common law liability. The failure of the Company to comply with applicable laws or to manage medical waste in an environmentally sound manner could result in environmental contamination, personal injury and property damage. The Company maintains insurance which it considers sufficient to meet regulatory and customer requirements and to protect the Company's operations. However, a partially or completely uninsured claim against the Company of sufficient magnitude could have a material adverse impact on the Company's operations. A successful claim against the Company for which it does not have adequate insurance. Certain federal and statutory laws impose strict, joint and several liability on current and former owners and operators of facilities regarding the release of hazardous substances and on generators and transporters of the hazardous substances that are brought to such facilities. Responsible parties may be liable for substantial waste site investigation and clean up costs as a result of the occurrence of environmental contamination. It is possible that in the future the Company may experience difficulty in obtaining appropriate insurance at reasonable prices with reasonable coverage, which could place the Company at a competitive disadvantage. The inability to obtain necessary insurance coverage, or a successful claim against the Company for which it does not have adequate insurance, could have a material adverse impact on the Company's operations and financial condition.

              TECHNOLOGICAL OBSOLESCENCE. The medical waste industry presents continuing opportunities for the development of alternate treatment and disposal methods. Such methods may emphasize cost efficiencies, reduction in the volume of waste generated, environmental factors or both. The Company sells autoclave units to hospitals and other large generators. The development of significantly more efficient or environmentally sound treatment and disposal methods may have a material adverse effect on the Company's operations.

              SERVICE FRANCHISE AGREEMENTS. Kover operates as franchisee of Coverall of North America, Inc. ("CNA") pursuant to Service Franchise Agreements in each location. The Service Franchise Agreements contain a number of restrictions and obligations on the part of Kover. The failure of Kover to strictly comply with these requirements could result in the termination of such franchises.

              DEPENDENCE ON FRANCHISOR. CNA contributes to the development of Kover and its operating systems, clinics, products and formulation of strategies. The loss of the relationship with the CNA could have a material adverse effect on Kover's operations and new product development efforts. Further, the long term success of Kover is in part dependent upon the overall success of the CNA janitorial system. Accordingly, to a certain extent, the success of Kover is dependent on part upon the successful operations of CNA's other franchisees, as well as upon the financial condition, management, marketing and innovative abilities of CNA. Any event that creates adverse publicity involving CNA operations may have an adverse impact on the Company, regardless of whether the event involved Kover.

              DEPENDENCE UPON PERSONNEL. The Company is dependent upon the services of Daniel Stauber and Phillip W. Kubec. Mr. Stauber is president of the Company and its wholly owned subsidiary, Safety Disposal System, Inc. ("SDS"). Mr. Kubec is the president of the Company's wholly owned subsidiary, The Kover Group, Inc. ("Kover"). SDS has an employment agreement with Mr. Stauber which expires in December 2001. Kover has an employment agreement with Mr. Kubec which expires in June 1999. However, if either officer's services were to become unavailable to the Company for any reason, the Company's success could be materially adversely affected. The Company does not carry key man life insurance.

              NO DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash in dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and other business and economic factors affecting the Company at that time as the Board of Directors may consider relevant. The Company currently intends to retain any earnings to provide for the development and growth of the Company.

              ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's charter and by-laws could delay or frustrate the removal of incumbent directors and could prevent or delay a merger, tender offer or proxy contest involving the Company that is not approved by the Board of Directors, even if such events may be beneficial to the interests of stockholders. For example, the Company's charter authorizes the Board of Directors, without stockholder approval, to issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company.

                                USE OF PROCEEDS

              The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company would receive net proceeds aggregating $1,170,158 upon exercise of the Warrants, stock options and other warrants if all such Warrants, stock options and other warrants are exercised. Such proceeds will be added to the Company's working capital and used for general corporate purposes.

                              SELLING STOCKHOLDERS

              An aggregate of up to 479,139 Shares may be offered by certain Selling Stockholders. The following table sets forth certain information with respect to the Selling Stockholders, based on information provided by the Selling Stockholders. No Selling Stockholder owns one percent (1%) or more of the Company's outstanding Common Stock prior to this Offering, except as indicated below. Beneficial ownership after the Offering will depend on the number of Shares sold by each Selling Stockholder. The Company will not receive any of the proceeds from the sale of these Shares.


                                        SHARES BENEFICIALLY OWNED PRIOR                     SHARES TO BE BENEFICIALLY
                                                  TO OFFERING(1)                               OWNED AFTER OFFERING
                                        --------------------------------    SHARES BEING    -------------------------
          SELLING STOCKHOLDER               SHARES           PERCENT(2)      OFFERED(1)       NUMBER       PERCENT(2)
   --------------------------------     --------------     -------------    ------------    ---------     -----------
   Richard L. Allen                          2,779              *               2,779           --             *
   Merton Allen and Barbara Allen            9,375              *               3,125        6,250             *
   Ernest M. Ash                             9,375              *               3,125        6,250             *
   Anthony J. Barkett                        9,375              *               3,125        6,250             *
   Kenneth D. Barkett                        9,375              *               3,125        6,250             *
   Bryan W. Bauman(4)                       16,043(4)           *              16,043           --             *
   Allen Baumel                              9,375              *               3,125        6,250             *
   Joshua L. Becker and Patricia             9,375              *               3,125        6,250             *
   Becker
   Joel Birnbaum                             4,002              *               1,334        2,668             *
   Bart S. Birnbaum                         13,875              *               3,125       10,750             *
   Howard Blankman(5)                       10,000(5)           *              10,000           --             *
   Biscayne National Corp.(6)                9,375              *               3,125        6,250             *
   Stephen R. Bloch                          3,125              *               3,125           --             *
   Burt R. Bloom and Jackie Bloom            3,125              *               3,125           --             *
   Carol Lee Boyett                          9,375              *               3,125        6,250             *
   Estate of James B. Burgin                 9,375              *               3,125        6,250             *
   James P. Cefaratti                        1,355              *               1,355           --             *
   Norman Ciment                             9,375              *               3,125        6,250             *
   Carolyn J. Davis                          3,125              *               3,125           --             *
   Phyllis Delaney and Colleen Dempsey       9,375              *               3,125        6,250             *
   Robert Delaney                            9,375              *               3,125        6,250             *
   Frank Dempsey                             9,375              *               3,125        6,250             *
   John DeNigris                            40,000             1.69            40,000           --             *
   Michael M. Dickson and Margaret C.        9,375              *               3,125        6,250             *
    Dickson
   William W. Dolan(7)                      46,875(7)          1.98             3,125       43,750(7)         1.84
   Shirley Einhorn                           3,125              *               3,125           --             *
   Michael Elfenbein                         1,355              *               1,355           --             *
   Martin Engels, Trustee                    6,252              *               2,084        4,168             *
   Burton Engels and Sylvia Engels           9,375              *               3,125        6,250             *

   David F. Ennis                            9,375              *               3,125        6,250             *
   A.G. Edwards and Sons, as                 6,252              *               2,084        4,168             *
   custodian for Todd Fodiman, Rollover IRA
   Todd Fodiman(8)                           6,773(8)           *                 521        4,168             *
   Allan S. Friedman                         9,375              *               3,125        6,250             *
   Lawrence Gettis                           9,375              *               3,125        6,250             *
   Frances Goldberg                          9,375              *               3,125        6,250             *
   Mark Goldberg(9)                         20,000(9)           *              20,000           --             *
   Linda K. Goldenberg                       9,375              *               3,125        6,250             *

                                        SHARES BENEFICIALLY OWNED PRIOR                     SHARES TO BE BENEFICIALLY
                                                  TO OFFERING(1)                               OWNED AFTER OFFERING
                                        --------------------------------    SHARES BEING    --------------------------
          SELLING STOCKHOLDER               SHARES           PERCENT(2)       OFFERED(1)      NUMBER        PERCENT(2)
   ---------------------------------    --------------     -------------    ------------    -----------   ------------
   Robert Goldstein(10)                     60,000(10)         2.53            60,000           --             *
   William Gompers and Ronni                 4,064              *               1,355        2,709             *
   Gompers
   Richard Green(11)                        82,290(11)         3.47             3,125       79,165(11)        3.34
   Lawrence Grobman                          4,687              *               1,562        3,125             *
   Linda Grobman                             4,688              *               1,563        3,125             *
   Robert Grover, Trustee(2)                52,436             2.21            16,667       35,769            1.51
   John C. Hansen and Josefina M.           10,375              *               3,125        7,250             *
   Hansen
   Catherine Hawkins                         3,125              *               3,125           --             *
   Retirement Accounts, Inc.,                9,375              *               3,125        6,250             *
   Custodian IRA
     f/b/o Robert J. Hunter, Jr.
   Arthur Jacowitz and Joan                  3,125              *               3,125           --             *
   Jacowitz
   Phil Kaplan and Rosalyn Kaplan            9,375              *               3,125        6,250             *
   David Kenny and Mary Kenny                9,375              *               3,125        6,250             *
   Jack Knap, Trustee                        9,375              *               3,125        6,250             *
   Marc Kovens                               9,375              *               3,125        6,250             *
   Michael T. Kram                           4,668              *               1,563        3,125             *
   Laffer, Warren & Co.                      5,000              *               5,000           --             *
   Mark Lamet                                9,375              *               3,125        6,250             *
   Jack Levine and Susan Levine             18,750              *               6,250       12,500             *
   Orestes Lugo                              4,002              *               1,334        2,668             *
   Malcolm G. MacNeill                       9,375              *               3,125        6,250             *
   David Markowitz and Sharon Markowitz      3,127              *               1,043        2,084             *
   Louis D. May                              4,668              *               1,563        3,125             *
   John B. McDermott                        12,875              *               3,125        9,750             *
   Leonard Merkow                            9,375              *               3,125           --             *
   Jerome S. Michell, Trustee                9,375              *               3,125        6,250             *
   Michael Millard                           3,125              *               3,125           --             *
   Sanford B. Miot                           9,375              *               3,125           --             *
   Robert L. Moore, Trustee                  9,375              *               3,125           --             *
   Patrick V. O'Connor and Denise           19,375              *               3,125       16,250             *
   A. O'Connor
   Betty J. O'Connor                         4,626              *               1,042        3,084             *
   Michael E. O'Connor                       6,626              *               1,042        5,084             *
   James Pekarek(12)                         6,250              *               6,250           --             *
   Sidney M. Pertnoy and Nadine Pertnoy      8,336              *               2,779        5,557             *
   John Piotrowski                           9,375              *               3,125        6,250             *
   Philip K. Piper(13)                      20,000(13)          *              20,000           --             *
   Stanley Pollack                           9,375              *               3,125        6,250             *
   Howard J. Ralbag and Anny Ralbag         18,750              *               6,250       12,500             *
   Billy R. Riggs                           10,375              *               3,125        7,250             *
   Irme J. Rosenthal                         9,375              *               3,125        6,250             *
   Bernard Rothman                           9,375              *               3,125        6,250             *
   Joann Rushing                             1,313              *               1,313           --             *
   J. Jerry Schechter                        3,125              *               3,125           --             *
   Richard Schechter and Susan L. Schechter  9,375              *               3,125           --             *
   Laura Schrank                             1,067              *                 522          545             *
   Charles D. Scurr(14)                     43,750(14)         1.84             3,125       37,500(14)        1.58

                                        SHARES BENEFICIALLY OWNED PRIOR                     SHARES TO BE BENEFICIALLY
                                                  TO OFFERING(1)                               OWNED AFTER OFFERING
                                        --------------------------------    SHARES BEING    --------------------------
          SELLING STOCKHOLDER               SHARES           PERCENT(2)       OFFERED(1)      NUMBER        PERCENT(2)
   ---------------------------------    --------------     -------------   -------------    -----------    -----------
   Charles D. Scurr, UTA Charles            43,750(14)         1.84             3,125       37,500(14)        1.58
   Schwab & Company, Inc., IRA
    Contributory DTD 4/15/91(14)
   Scott J. Silver                           3,125              *               3,125           --             *
   Charles J. Simons, Jr.                    3,127              *               1,043        2,084             *
   James P. Simons                           3,127              *               1,043        2,084             *
   Susan Slovich                             3,127              *               1,043        2,084             *
   Jay Solowsky                              8,335              *               2,778        5,557             *
   Aaron Stauber and Avivah Stauber(15)      3,127              *               1,043        2,084             *
   Marshall Stauber and Sharon Stauber(16)   3,127              *               1,043        2,084             *
   Sherwin Stauber, Trustee(17)             52,436             2.21            16,667       35,769            1.51
   Dale Sue Kaplan-Stein                    39,995             1.68             3,125       36,865            1.55
   David Stone                               9,375              *               3,125        6,250             *
   Richard Suarez                            9,375              *               3,125        6,250             *
   Herbert Swerdlow and Millicent           10,875              *               3,125        7,750             *
   Swerdlow
   Jacquelyn Tachiera                        4,126              *               1,042        3,084             *
   Stephen Taglianetti                       4,002              *               1,334        2,668             *
   Robert I. Targ, P.A.                      9,375              *               3,125        6,250             *
   Max Teninbaum                             9,125              *               3,125        5,000             *
   Samuel Tischler(18)                       1,000(18)
   Richard W. Tobin and Karen H. Tobin       6,125              *               3,125        3,000             *
   Mark D. Wallace(19)                       2,500              *               2,500           --             *
   Patricia Wallace as custodian             2,500              *               2,500           --             *
   for Hardy S.
     Wallace(20)
   Marvin Weinstein, Trustee                52,436             2.21            16,667       35,769            1.51
   Stuart H. Winston                         9,875              *               3,125        6,750             *
   Maria T. Zucker                           1,043              *               1,043           --             *

- ----------------------------------------

*        Less than one percent.

(1) Except as otherwise indicated, the shares being offered hereby are issuable upon exercise of Warrants and are included in the beneficial ownership tables.

(2) Based upon 1,892,826 shares of Common Stock outstanding, plus 479,139 shares issuable upon exercise of Warrants, stock options and other warrants.

(3) Mr. Bauman is a shareholder of the law firm of Wallace, Bauman, Fodiman & Shannon, P.A., general counsel to the Company. The Shares set forth above include 15,000 shares issuable upon exercise of stock options.

(4) Mr. Blankman was a partner of the Company's financial public relations firm. Such shares are issuable upon exercise of options.

(5) Milton J. Wallace, Chairman of the Board of the Company is president, director and controlling shareholder of Biscayne National Corp.

(6) Mr. DeNigris was formerly the Company's financial public relations advisor. Such shares are issuable upon exercise of options.

(7) Mr. Dolan is a director of the Company. Include 37,500 shares issuable upon exercise of stock options.

(8) Mr. Fodiman is a shareholder of Wallace, Bauman, Fodiman & Shannon, P.A., general counsel to the Company. Such shares include 6,252 owned by Mr. Fodiman's 401(k) Plan.

(9) Such shares are issuable upon exercise of options granted to Mr. Goldberg, for consulting services.

(10) Mr. Goldstein is president of the Company's financial public relations firm. Such shares are issuable upon exercise of a warrant.

(11) Mr. Green is a director and secretary of the Company. The shares set forth above include 62,500 shares of Common Stock issuable upon exercise of Stock Options.

(12) Mr. Pekarek is the former Vice President/Chief Financial Officer of the Company.

(13) Such shares are issuable upon exercise of options granted to Mr. Piper for consulting services.

(14) Mr. Scurr is a director of the Company. Includes 25,000 shares of Common Stock issuable upon exercise of Stock Options and 9,375 shares owned by Mr. Scurr's individual retirement account. Includes 34,375 owned individually by Mr. Scurr.

(15)     Aaron Stauber is the brother of Daniel A. Stauber, President of the
         Company.

(16) Marshall Stauber is the brother of Daniel A. Stauber, President of the Company.

(17)     Sherwin Stauber is the father of Daniel A. Stauber, President of the
         Company.

(18)     Such shares are issuable upon exercise of options.

(19) Mark D. Wallace is the son of Milton J. Wallace, Chairman of the Board of the Company.

(20) Patricia Wallace and Hardy S. Wallace are the spouse and son, respectively of Milton J. Wallace, Chairman of the Board.


         The number of Shares which may actually be sold by the Selling Stockholders will be determined from time to time by them and will depend upon a number of factors, including the price of the Shares from time to time. Because the Selling Stockholders may offer all or none of the Shares that they hold and because the offering contemplated by this Prospectus is not being underwritten, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders.

         There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three (3) years, except as indicated in the footnotes above.

                           DESCRIPTION OF SECURITIES

         The Company has 10,000,000 shares of authorized Common Stock, par value $0.001 per share of which 1,892,826 shares of Common Stock are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are outstanding. Assuming all Warrants, stock options and other warrants are exercised, the Company would have 2,371,965 shares of Common Stock outstanding.

         COMMON STOCK. Each share of Common Stock is entitled to one vote either in person or by proxy in all matters that can be voted upon by the holders thereof at any and all meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company, after the satisfaction of all liabilities of the Company any liquidation preference granted to the holders of any class of Preferred Stock then outstanding, if any; (iii) do not have any preemptive, subscriptive or conversion rights; and (iv) do not have any redemption or sinking fund provisions applicable thereto.

         The Certificate of Incorporation does not provide for cumulative voting. Therefore, stockholders do not have the right to aggregate their votes for the election of directors and, accordingly, stockholders holding more than 50% of the shares of Common Stock outstanding can elect all of the directors.

         PREFERRED STOCK. The Company is authorized to issue 1,000,000 shares of preferred stock, without designation, par value $.01 per share. The certificate of incorporation grants the board of directors the right to cause the Company to issue, from time to time, all or part of the preferred shares remaining undesignated in one or more series, and to fix the number of shares of preferred stock and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof. As of the date of this Prospectus, there were no preferred stock outstanding.

         WARRANTS.

              Outstanding Warrants. The Company has an aggregate of 428,143 Warrants presently outstanding. Each warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.40 per share until August 31, 1996. Of the shares of Common Stock offered pursuant to this prospectus, 308,139 shares of Common Stock are issuable upon exercise of Warrants. Shares of Common stock underlying 120,004 Warrants are not being offered pursuant to this Prospectus. Such Warrants are owned by Arthur G. Shapiro, M.D., 41,668 shares, Daniel A. Stauber, 41,668 shares and Milton J. Wallace, 36,668 shares.

         No adjustment as to cash dividends will be made upon the exercise of the Warrants. The Warrants are subject to equitable adjustment upon certain events which include (i) the issuance of Common Stock as a dividend on the outstanding Common Stock; (ii) subdivisions, combinations, and reclassification of Common Stock; and (iii) mergers, consolidations and similar events. The warrants are redeemable at the option of the Company in whole at any time or in part from time to time upon thirty (30) days' written notice to the holders of the Warrants at the redemption price of $.24 per Warrant.

         The Company is not required to issue fractional shares upon exercise of the Warrants, but may make cash payments thereof, based on the then market price of the Common Stock. No holder of any Warrants is entitled to vote, receive dividends, or be deemed a holder of the Common Stock until such time as the Warrants shall have been duly exercised and payment of the purchase price shall have been made.

         An additional 60,000 shares are being offered herein which are issuable upon exercise of warrants issued to the Company's financial public relations firm. Such warrants are exercisable until August 3, 1998 at an exercise price of $2.375. Further, 5,000 shares of Common Stock offered herein are issuable upon exercise of warrants expiring March 10, 1997 at $2.625 per share.

         Class A Warrants. The Company has an aggregate of 523,500 Class A Warrants, issued and outstanding. The Class A Warrants are governed by a Warrant Agreement (the "Class A Warrant Agreement") between the Company and The Trust Company of New Jersey (the "Warrant Agent"). The Class A Warrants were issued in the Company's initial public offering completed in December 1993. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50, through December 9, 1996.

         The Common Stock underlying the Class A Warrants and the exercise price thereof are subject to equitable adjustment upon certain events all as set forth in the Warrant Agreement, including (i) the issuance of Common Stock as a dividend on the Common Stock; (ii) subdivisions, combinations and reclassifications of Common Stock; (iii) stock splits of the Common Stock; and
(iv) mergers, consolidators and similar events. No adjustment will be made for the payment of any cash dividends by the Company on its Common Stock.

         The Class A Warrants are redeemable in whole but not in part, at the option of the Company at any time, on not less than thirty (30) days' prior written notice, at a redemption price of $.01 per Class A Warrant, provided that the closing bid price of the Common Stock as reported by NASDAQ for twenty
(20) trading days during any thirty (30) consecutive trading day period, ending within ten (10) days prior to the date on which notice of redemption is given equals or exceeds $8.50 per share. A holder may exercise his or her Class A Warrants up to the date of redemption.

         For the term of the Class A Warrants, the holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock of the Company, with a resulting dilution of the interest of other security holders. While the Class A Warrants are outstanding, the terms on which the Company can obtain additional capital may be adversely affected and the Class A Warrantholders may be expected to exercise the Class A Warrants at a time when the Company could obtain needed capital by offering securities on terms more favorable than those provided by the Class A Warrants. Prior to their exercise, the Class A Warrants do not entitle holders to any rights of a stockholder of the Company.

         The Warrant Agreement provides that the Company and the Warrant Agent may, without the consent or concurrence of the holders of the Class A Warrants, make changes in the Warrant Agreement which, in summary, are changes required by reason of any ambiguity, manifest error or other mistake in the Warrant Agreement, or that do not adversely effect, alter or change the interests of the registered holders of the Warrants.

         CERTAIN ANTI-TAKEOVER PROVISION. Certain provisions of the Company's charter and by-laws, as well as certain provisions of Delaware law, could have the effect of deterring takeovers. The Board of Directors believes that the provisions of the Company's charter and by-laws described below are prudent and in the best interests of the Company and its stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of the Company.

         Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding fifteen percent (15%) or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three (3) years following the date that a person becomes an Interested Stockholder, the following types of transaction ("Business Combinations") between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of ten percent (10%) or more of the aggregate assets of the corporation, (c) issuance or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

         The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date such stockholder became an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder became an Interested Stockholder, the stockholder owns at least 855 of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain merger or consolidations involving the corporation, (b) a sale or other transfer of over fifty percent (50%) of the aggregate assets of the corporation, or (c) a tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the corporation.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its charter or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until twelve (12) months after the date it is adopted. The Company has not adopted such a charter or by-law amendment.

         Included in the rights of any series of preferred stock which may be set by the Board of Directors may be voting rights, if any. It is possible that the Board of Directors could authorized and issue to persons, including existing management, a series of preferred stock with class voting rights which might have the effect of discouraging a takeover attempt or a tender offer.
Any such issuance would have to be made for a valid business purpose and for adequate consideration from the recipient of the preferred stock.

         The Company's by-laws contain provisions relating to notice of stockholder meetings which would prohibit a stockholder from nominating a person for the Board of Directors or proposing certain actions relating to the Company's business without advance written notice to the Company. Such written notice must be a minimum of thirty (30) days prior to a stockholders' meeting and must contain specific information about the nominee and the stockholder who makes such nomination or proposal.

         DIVIDEND POLICY. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition, and other business and economic factors affecting the Company at that time as the Board of Directors may consider relevant. The Company currently intends to retain any earnings to provide for the development and growth of the Company.

         TRANSFER AND WARRANT AGENT. The Transfer and Warrant Agent for the Common Stock and Class A Warrants is The Trust Company of New Jersey, 35 Journal Square, Jersey City, New Jersey 07306.

                                INDEMNIFICATION

         DELAWARE GENERAL CORPORATION LAW. Section 145 of the Delaware General Corporation Law ("GCL") empowers a corporation to indemnify a director, officer, employee, or agent who is, or is threatened to be, made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is, or was, serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         No indemnification may be made in respect to any claim, issue, or matter brought by or in the right of the corporation as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The indemnification provided in Section 145 is not exclusive of any other right of indemnification. A corporation is empowered to purchase and maintain insurance on behalf of such persons against any liability asserted against them in such capacities, whether or not the corporation would have the right to indemnification against such liabilities under Section 145.

         Subsection (b)(7) of Section 102 of the GCL empowers a corporation to eliminate or limit the personal liability of a director to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;(iii) under Section 174 of the GCL (which provides that under certain circumstances directors shall be jointly and severally liable for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

         CHARTER. Article NINTH of the Company's Charter has adopted the provisions of GCL Section 102(b)(7). Article TENTH of the Company's Charter provides that the Company shall indemnify all persons entitled to be indemnified by GCL 145, including officers and directors, to the fullest extent permitted by such statute.

         SECURITIES AND EXCHANGE COMMISSION POLICY. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              PLAN OF DISTRIBUTION

         This Prospectus, as appropriately amended or supplemented from time to time may be used from time to time by the Selling Stockholders, or their transferees, to offer and sell the Common Stock in transactions in which the Selling Stockholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. The Company would receive an aggregate of $1,170,158 in gross proceeds if all Warrants, Stock Options and other warrants are exercised. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Stock.

         The Company anticipates that resales of the Common Stock by the Selling Stockholders will be effected from time to time on the open market in ordinary brokerage transactions on the NASDAQ-Small Cap Market ("NASDAQ"), on which the Common Stock is included for quotation, in the over-the-counter market, or in private transactions (which may involve block transactions). The Common Stock will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Common Stock may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the NASD may be engaged to act as a Selling Stockholder's agent in the sale of the Common Stock by a Selling Stockholder and/or may acquire Common Stock as principal. Member firms participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such Common Stock, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rates of the NASDAQ, which commissions may be at negotiated rates where permissible. Sales of the Common Stock by the member firm may be made on the NASDAQ from time to time at prices related to prices then prevailing. Any such sales may be by block trade.

         Participating broker-dealers may agree with Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. In addition or alternatively, Common Stock may be sold by the Selling Stockholder, and/or by or through the broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NASDAQ, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire Common Stock as principal may thereafter resell such Common Stock from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NASDAQ, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares. Upon the Company's being notified by a Selling Stockholder that a particular offer to sell the Common Stock is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the number of Common Stock involved, (ii) the price at which the Common Stock were sold, (iii) any participating brokers, dealers, agents or member firm involved, (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder,
(v) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

         Shares of Common Stock may be sold directly by the Selling Stockholders or through agents designated by the Selling Stockholders from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Stockholders and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Common Stock purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Selling Stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Stockholders comply with the applicable requirements.


                                 LEGAL MATTERS

         The validity of the Common Stock offered by this Prospectus has been passed upon by Wallace, Bauman, Fodiman & Shannon, P.A., Coral Gables, Florida. Milton J. Wallace a shareholder of the law firm, beneficially owns 357,461 shares of the Company's Common Stock. Bryan W. Bauman and Todd A. Fodiman, shareholders of the firm are Selling Shareholders and beneficially own an aggregate 22,816 shares of Common Stock.


                                    EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of the Company at December 31, 1994 and for the year then ended appearing in its Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, certified public accountants, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


- ------------------------------------------------------            -------------------------------------
No dealer, salesman or other person has been
authorized to give any information or to make any
representations other than those contained or
incorporated by reference in this Prospectus, and
if given or made, such information or
representations must not be relied upon as having
been authorized by the Company.  Neither the
delivery of this Prospectus nor any sale made                                  MED/WASTE, INC.
hereunder shall under any circumstances create any
implication that there has been no change in the
affairs of the Company since the date hereof.                          -----------------------------
This Prospectus does not constitute an offer or
solicitation by anyone in any jurisdiction in
which the person making such offer or solicitation                               PROSPECTUS
is not qualified to do so or to anyone whom it is
unlawful to make such offer or solicitation.                           -----------------------------



                                                                                  479,139

                                                                                 Shares of

                                                                               COMMON STOCK
                                                                            ($.001 par value)






                 TABLE OF CONTENTS
                                               Page
                                               ----
AVAILABLE INFORMATION . . . . . . . . . . . .    2
DOCUMENTS INCORPORATED BY REFERENCE . . . . .    2
THE COMPANY . . . . . . . . . . . . . . . . .    3
RISK FACTORS  . . . . . . . . . . . . . . . .    4
USE OF PROCEEDS . . . . . . . . . . . . . . .    6
SELLING STOCKHOLDERS  . . . . . . . . . . . .    7
DESCRIPTION OF SECURITIES . . . . . . . . . .   10
INDEMNIFICATION . . . . . . . . . . . . . . .   12
PLAN OF DISTRIBUTION  . . . . . . . . . . . .   13
LEGAL MATTERS . . . . . . . . . . . . . . . .   15
EXPERTS . . . . . . . . . . . . . . . . . . .   15
                                                                              July __, 1996




- ------------------------------------------------------            --------------------------------------


                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following sets forth the estimated expenses and costs in connection with the issuance and distribution of securities being registered hereby. All such expenses will be borne by the Company.

              Securities and Exchange Commission Registration Fee . . . . . . . . . $   722.84
              Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . .   2,000.00*
              Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .  10,000.00*
              Printing expenses . . . . . . . . . . . . . . . . . . . . . . . . . .   2,000.00
              Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,277.16*
                                                                                    ----------
              Total.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $16,000.00
                                                                                    ==========

- ---------------------
*     Estimated


ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Article TENTH of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides for indemnification of directors and officers from and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the corporation if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to this indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expenses actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote, determines that the applicable standard of conduct has been met. Section 145 also provides this indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

              Article NINTH of the Company's Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that personal monetary liabilities of a director for breaches of his fiduciary duties as a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no affect on the availability of equitable remedies, such as an injunction or recision, for breach of fiduciary duty.

              The employment agreements of certain officers contain a provision requiring indemnification of such officer to the fullest extent permitted by law.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.   DESCRIPTION
- -----------   -----------
5             Opinion of Wallace, Bauman, Fodiman & Shannon, P.A., regarding the legality of the Common Stock.

23.1          Consent of BDO Seidman, LLP

23.2          Consent of Ernst & Young LLP

23.2          Consent of Wallace, Bauman, Fodiman & Shannon, P.A.(included in
              Exhibit 5 above).

24 Power of Attorney (included on signature page of registration statement).



ITEM 17.  UNDERTAKINGS.

              (a)     The Registrant hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i)     To include any prospectus required by
                                       Section 10(a)(3) of the Act;

                               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those Paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act'), that are incorporated by reference in the registration statement.

                      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to
                      Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Opa Locka, State of Florida, on the 8th day of July, 1996.

                                 MED/WASTE, INC., a Delaware corporation


                                 By:   /s/ Daniel A. Stauber
                                    ----------------------------------------
                                               DANIEL A. STAUBER
                                      President/Chief Executive Officer

                               POWER OF ATTORNEY

              We, the undersigned, do hereby severally constitute and appoint DANIEL A. STAUBER and MICHAEL D. ELKIN, and each or either of time, our true and lawful attorneys and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement, and any amendments thereto, filed pursuant to Rule 462(b) increasing the amount of securities for which registration is being sought), and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each of either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES                                     TITLE                                          DATE
- ----------                                     -----                                          ----

          /s/ Milton J. Wallace                Chairman                                       July 8, 1996
- -------------------------------------------
            Milton J. Wallace


         /s/ Daniel A. Stauber                 Director, President and Chief Executive        July 8, 1996
- -------------------------------------------    Officer
            Daniel A. Stauber


          /s/ Michael D. Elkin                 Vice President and Chief Financial Officer     July 8, 1996
- -------------------------------------------
            Michael D. Elkin


          /s/ Richard R. Green                 Director                                       July 8, 1996
- -------------------------------------------
            Richard R. Green


          /s/ Phillip W. Kubec                 Director                                       July 8, 1996
- -------------------------------------------
            Phillip W. Kubec


          /s/ Charles D. Scurr                 Director                                       July 8, 1996
- -------------------------------------------
            Charles D. Scurr


       /s/ Arthur G. Shapiro, M.D.             Director                                       July 8, 1996
- -------------------------------------------
         Arthur G. Shapiro, M.D.


        /s/ William Dolan, D.D.S.              Director                                       July 8, 1996
- -------------------------------------------
          William Dolan, D.D.S.